SYNALLOY CORPORATION
Amended and Restated
2015 Stock Awards Plan

1.
Purpose. This 2015 Stock Awards Plan (the “Plan”) is intended to provide key executive employees of Synalloy Corporation or any of its Subsidiaries (together, the “Company”) with the opportunity to participate in the Company’s future prosperity and growth by awarding them stock of the Company. The purpose of the Plan is to provide key executive employees long-term incentive for gain as a result of outstanding service to the Company and its shareholders, and to assist in attracting and retaining executives of ability and initiative. For purposes of this Plan, “Subsidiary” means any corporation or business organization in which the Company owns, directly or indirectly, twenty percent (20%) or more of the voting stock or capital or profits interest at the time of granting of an award under this Plan.

2.
Administration. The Plan shall be administered by a committee consisting of two or more members of the Compensation and Long Term Incentive Committee of the Board (the “Committee”), each of whom shall be (i) a “non- employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and (ii) an “outside director” as defined under Internal Revenue Code (the “Code”) Section 162(m), unless the action taken pursuant to the Plan is not required to be taken by “outside directors” in order to qualify for tax deductibility under Code Section 162(m).

The Committee shall have complete authority and discretion to interpret all provisions of this Plan consistent with law, to prescribe the form of agreement evidencing the award of stock under the Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and each member of the Committee shall be entitled to indemnification by the Company with respect to all matters arising from his service on the Committee to the fullest extent allowable under the Company’s Certificate of Incorporation, Bylaws and applicable law.

3.
Eligibility. Any salaried employee of the Company who, in the judgment of the Committee, occupies a management position in which his or her efforts contribute to the profit and growth of the Company may be awarded stock under the Plan. The Committee will designate employees to whom stock is to be awarded and will specify the number of shares awarded. The Committee shall have the discretion to determine to what extent, if any, persons employed on a part-time or consulting basis will be eligible to participate in the Plan.

4.
Stock. The stock available for awards under the Plan shall be shares of the Company’s $1.00 par value common stock (the “common stock”), and may be either authorized and unissued or held in the treasury of the Company. The total amount of stock that may be awarded under the Plan shall not exceed 500,000 shares, subject to adjustment to reflect any change in the capitalization of the Company, as more fully provided in Section 8 hereof. The Committee will maintain records showing the cumulative total of all shares awarded/vested under this Plan.

If any shares previously awarded do not vest, in whole or in part, for any reason, such shares shall again become available for award under this Plan.

5.
Award of Stock. The Committee, at any time, during the duration of the Plan, may authorize the award of stock to those eligible under Section 3 hereof, subject to the limitations provided herein. The date on which stock shall be deemed awarded shall be the date the Committee authorizes such award or such later date as may be determined by the Committee at the time such award is authorized. The Committee also may impose on any award of stock under the Plan such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

6.
Terms and Conditions of Awards. Each stock award pursuant to the Plan shall be evidenced by a written agreement, executed by the Company and the participant, which states the number of shares granted thereby and certain other terms, in such form as the Committee shall from time to time approve. Each award of stock pursuant to the Plan shall comply with and be subject to the following terms and conditions:

A.	Vesting during Continuous Employment. Stock awarded pursuant to the Plan shall vest according to the following schedule:

Time from Award Date	Percentages of Shares Awarded that are Vested (including those previously vested)
After One Year	20%
After Two Years	40%
After Three Years	60%
After Four Years	80%
After Five Years	100%

Share awards will only vest if, at the time of vesting, the employee has been in the continuous employment of the Company since the date the stock was awarded. The Committee may decide in each case to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not for this purpose be deemed interruptions of continuous employment. Notwithstanding the foregoing, the Committee shall have the authority, in its sole and absolute discretion, to establish and amend vesting schedules for stock awards made pursuant to this Plan.

B.
Cancellation of Unvested Stock Awards on Termination of Employment. Notwithstanding the vesting schedule set forth in Section 6.A above, any portion of a stock award that has not vested prior to the termination of an employee’s employment with the Company as the result of retirement (minimum age of 62), death or disability, shall become 100% vested; otherwise, any portion of a stock award that has not vested prior to the termination of an employee's employment with the Company for any other reason, shall be automatically cancelled. In the event of death, the employee’s estate would receive the balance of the shares.

C.
Cancellation of Unvested Stock Awards on Failure to Comply with Certain Conditions. Unless the award agreement specifies otherwise, the Committee may cancel any awards which have not vested at any time if the employee is not in compliance with all applicable provisions of the award agreement and the Plan including the following conditions:

(i)    Noncompetition. An employee shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company.
(ii)    Confidentiality. An employee shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material relating to the business of the Company that is acquired by the employee during or after employment with the Company.
(iii)    Intellectual Property. An employee shall not fail to disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patent- able or not, made or conceived by the employee during employment by the Company in accordance with the Company’s then existing policies.

D.
Sale or Merger. Notwithstanding the vesting schedule set forth in Section 6.A above, 100% of the total number of unvested shares will vest in the event that there is either (i) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Company or a Subsidiary in which the employee is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than fifty percent (50%) in value of the assets of the Company over any consecutive 12-month period of time.

E.
Voting Rights and Escrow. An employee shall not be entitled to voting rights with respect to any portion of a stock award that has not vested. Each share of stock awarded pursuant to the Plan shall be held in escrow by the Company (together with any distributions in respect of such shares) until such shares have vested. Upon vesting of any portion of a stock award, certificates evidencing the vested shares shall be delivered to the employee. In addition, in the event that, following the grant of the stock award to an employee, the Company has made any distribution to shareholders of the Company in connection with their ownership of the stock, such employee shall be paid, upon vesting of any portion of a stock award, a sum equal to the cumulative distribution(s) associated with the vested stock from the date of the grant of the stock award through the date of vesting of any portion of the stock award. Upon issuance, the shares awarded pursuant to the Plan will be fully paid and non-assessable.

F.
Fair Market Value. Upon the vesting of shares pursuant to this stock award, the Committee shall determine, in good faith and in its best judgment, the value of each share currently vested, which under no circumstance shall be less than fair market value. For such purposes, if the shares are listed on a national securities exchange at the time of the granting of the stock award, then the fair market value per share shall be not less than the average of the highest and lowest selling price on such exchange as of the date that such stock award is vested, or if there were no sales on said date, then the price shall not be less than the mean between the bid and the ask price on such date. If the shares are traded otherwise than on a national securities exchange at the time of the vesting of the stock award, then the price per share shall not be less than the mean between the bid and the asked price on the date of the vesting of the stock award, or if there is no such bid and asked price on said date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the price per share shall be determined by the Committee.

7.	Assignability. Share awards that have not vested under the Plan shall not be transferable by the employee.

8.
Adjustment upon Change of Shares. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting shares of the Company, the number of shares subject to unvested stock awards and the number of shares reserved for issuance under this Plan shall be equitably adjusted by the Committee to reflect the change.

9.
Compliance with Law and Approval of Regulatory Bodies. No shares shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with applicable withholding tax requirements, and with the rules of all domestic stock exchanges on which the Company’s shares may be listed. Any share certificate issued to evidence shares may be listed on any domestic stock exchange authorized by the Company. Any share certificate issued to evidence shares may bear legends and statements, and be subject to such restrictions, as the Company shall deem advisable to assure compliance with federal and state laws and regulations. No shares will be delivered under the Plan until the Company has obtained such consents or approvals from regulatory bodies, federal or state, having jurisdiction over such matters as the Company may deem advisable.

It is the intent of the Company that the grant of any awards under the Plan to or other transactions by a participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, unless the participant shall have acknowledged in writing that a transaction pursuant to such provision is to be non-exempt, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such participant shall avoid liability under Section 16(b) of the Exchange Act.

10.
General Provisions. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if the Plan had not been adopted.

11.
Effective Date of the 2015 Plan. This Plan was adopted by the Board of Directors of the Company effective February 10, 2015, which will be the effective date of the Plan if and when approved by shareholders holding a majority of the Company’s outstanding shares of common stock entitled to vote on the Plan at the Annual Meeting of Shareholders on May 13, 2015.

12.
Amendment to the Plan. The Board of Directors of the Company may alter, amend, or terminate the Plan at any time. However, no amendment shall be effective unless approved by the shareholders holding a majority of the Company’s outstanding shares of common stock to the extent shareholder approval is required by applicable law or applicable requirements of any securities exchange or quotation system on which the common stock of the Company is listed or quoted.

13.
Duration of the Plan. Unless previously terminated by the Board of Directors, the Plan shall be effective for a period of ten years from the effective date of the Plan, and no award shall be made after such date. Unvested shares awarded before that date shall remain valid thereafter in accordance with their terms.

14.	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that federal law shall be deemed to apply.

15.
Arbitration. Any dispute that arises among (i) the Company and/or the Board and (ii) any employee arising in connection with the Plan shall be resolved by binding arbitration by a single arbitrator held in Richmond, Virginia, pursuant to the federal Arbitration Act (or if the federal Arbitration Act is deemed not to apply, the Virginia Uniform Arbitration Act) and applying the rules of the American Arbitration Association as in effect from time to time.

16.
Taxes. The Company is authorized to withhold from any stock award granted, any payment relating to an award under the Plan, including from a distribution of stock, or any payroll or other payment to an employee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and to take such other action as the Commit- tee may deem advisable to enable the Company and employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. However, this authority shall not include withholding of taxes above the statutorily required withholding amounts where such excess withholding would result in an earnings charge to the Company under U. S. Generally Accepted Accounting Principles.